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August 26, 2004

Phillip Merrick
Chief Executive Officer
webMethods, Inc.
3930 Pender Drive
Fairfax, VA 22030

Re: Letter of Resignation from the webMethods’ Board of Directors

Dear Phillip,

This is to confirm our discussions that due to time demands associated with my firm, please accept my resignation from the webMethods Board of Directors, effective upon the commencement of the Annual Meeting of the Board of Directors on August 26, 2004. Accordingly, I do not plan on attending this year’s annual stockholders meeting on August 26, or the annual board meeting thereafter.

It has been a distinct pleasure to have been involved with webMethods from such an early stage, and I will continue to remain a devoted fan!

All the best,

/s/ Robert Vasan

Robert Vasan
Managing Director
Mayfield
Telephone: (650) 854-5560